EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Third Quarter 2017 Financial Results

-- Net sales of $2.45 billion increased 12.1% year-over-year
-- Gross profit margin of 28.0% from continued strong execution
-- GAAP EPS of $1.32 increased 94.1% year-over-year; Non-GAAP EPS of $1.30 increased 4.0% year-over-year

LOS ANGELES, Oct. 26, 2017 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE:RS) today reported its financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Financial Highlights

  Sales were $2.45 billion, up 12.1% from $2.19 billion in the third quarter of 2016 and down 1.0% from $2.48 billion in the second quarter of 2017.
  Tons sold were up 5.3% from the third quarter of 2016 and down 1.2% from the second quarter of 2017, with the average selling price per ton sold up 6.8% from the third quarter of 2016 and up 0.2% from the second quarter of 2017.
  Gross profit margin was 28.0%, compared to 30.0% in the third quarter of 2016 and 28.4% in the second quarter of 2017. FIFO gross profit margin was 28.2%, compared to 29.4% in the third quarter of 2016 and 28.8% in the second quarter of 2017.
  Net income attributable to Reliance was $97.3 million, up 96.6% from $49.5 million in the third quarter of 2016 and down 5.5% from $103.0 million in the second quarter of 2017. Net income attributable to Reliance included pre-tax impairment and restructuring charges of $2.1 million, or $0.02 per diluted share, in the third quarter of 2017 and $67.3 million, or $0.57 per diluted share, in the third quarter of 2016.
  Earnings per diluted share were $1.32, up 94.1% from $0.68 in the third quarter of 2016 and down 5.7% from $1.40 in the second quarter of 2017.
  Non-GAAP earnings per diluted share were $1.30, up 4.0% from $1.25 in the third quarter of 2016 and down 7.1% from $1.40 in the second quarter of 2017.
  Reliance recorded a pre-tax net LIFO inventory valuation charge, or expense, of $6.3 million in the third quarter of 2017 and $10.0 million in the second quarter of 2017, included in cost of sales. Reliance recorded a pre-tax LIFO inventory valuation credit adjustment, or income, of $11.3 million in the third quarter of 2016.
  The effective tax rate was 30.4%, compared to 28.2% in the third quarter of 2016 and 31.2% in the second quarter of 2017.
  Cash flow from operations was $183.1 million in the third quarter of 2017 and net debt-to-total capital was 29.0% at September 30, 2017.
  A quarterly cash dividend of $0.45 per share was declared on October 24, 2017 for stockholders of record as of November 17, 2017 and will be payable on December 8, 2017.

Management Commentary
“Continued strong execution by our managers in the field drove a third quarter gross profit margin of 28.0%, solidly within our target range of 27% to 29%,” said Gregg Mollins, President and Chief Executive Officer of Reliance. “Demand in the quarter was stronger than we had anticipated, with our tons sold down only 1.2% from the second quarter of 2017 despite one less shipping day in the third quarter. Although many of our businesses experienced the normal seasonal trend of lower shipping volumes compared to the second quarter, certain of our businesses servicing the energy and non-residential construction markets experienced an increase in tons sold. While uncertainty in the marketplace from the pending Section 232 investigation continues, the level of imports has been declining from the elevated levels reached in the second quarter. This, combined with solid demand levels in the third quarter, supported stable to higher average prices with the exception of stainless steel products. This resulted in our average selling price remaining relatively flat compared to the second quarter of 2017.”

Mr. Mollins continued, “Hurricane Harvey and Hurricane Irma impacted certain of our operations in the coastal regions of Texas, Louisiana and Florida in the third quarter. Despite temporary closures of some of our locations in the impacted areas, we are very fortunate to report that none of our employees were injured and we incurred no material damage to our facilities, inventory or equipment. The safety of all Reliance employees remains our top priority and our thoughts and prayers continue to be with all who suffered personal losses as they recover and rebuild.”

Mr. Mollins concluded, “We are pleased with our ability to continue operating at improved profitability levels due primarily to the efforts of our managers in the field. Through our industry-leading value-added processing capabilities and relatively stable overall metals pricing, we were able to maintain a strong gross profit margin in the third quarter. For the first nine months of 2017, we increased our pre-tax income by $131.8 million, or 39.8%, and $63.8 million, or 16.1%, on a Non-GAAP basis, compared to the first nine months of 2016. We will continue to focus on maximizing our gross profit margin while managing our inventory accordingly. Despite continuing uncertainty in the marketplace, both pricing and demand levels are better than they were a year ago and we remain optimistic about the potential for increased infrastructure and equipment spending which should help support earnings growth.”

Third Quarter 2017 Business Metrics
(tons in thousands; percentage change)
	Q3 2017	Q2 2017	Sequential Quarter Change	Q3 2016	Year-Over- Year Change
Tons sold	1,521.7	1,540.3	(1.2%)	1,445.5	5.3%
Tons sold (same-store)	1,500.1	1,517.8	(1.2%)	1,426.3	5.2%
Average selling price per ton sold	$1,603	$1,600	0.2%	$1,501	6.8%
Average selling price per ton sold (same-store)	$1,595	$1,592	0.2%	$1,494	6.8%

Third Quarter 2017 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q3 2017 Tons Sold	Q2 2017 Tons Sold	Sequential Quarter Change	Q3 2016 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,220.3	1,236.8	(1.3%)	1,167.4	4.5%	0.4%	6.6%
Aluminum	89.8	93.2	(3.6%)	86.3	4.1%	1.1%	4.0%
Stainless steel	79.1	78.6	0.6%	78.0	1.4%	(1.9%)	8.9%
Alloy	54.8	53.7	2.0%	44.6	22.9%	0.4%	6.5%

	Sales ($'s in millions; percentage change)
	Q3 2017 Sales	Q2 2017 Sales	Sequential Quarter Change	Q3 2016 Sales	Year-Over- Year Change
Carbon steel	$1,319.5	$1,331.8	(0.9%)	$1,183.9	11.5%
Aluminum	$475.3	$487.8	(2.6%)	$439.2	8.2%
Stainless steel	$343.3	$348.0	(1.4%)	$311.0	10.4%
Alloy	$149.3	$145.8	2.4%	$114.2	30.7%

Year-to-Date (9 months) 2017 Business Metrics
(tons in thousands; percentage change)
	2017	2016	Year-Over- Year Change
Tons sold	4,602.4	4,467.9	3.0%
Tons sold (same-store)	4,537.5	4,415.8	2.8%
Average selling price per ton sold	$1,588	$1,454	9.2%
Average selling price per ton sold (same-store)	$1,581	$1,447	9.3%

Year-to-Date (9 months) 2017 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)			Average Selling Price per Ton Sold (percentage change)
	2017 Tons Sold	2016 Tons Sold	Year-Over- Year Change	Year-Over-Year Change
Carbon steel	3,692.6	3,617.9	2.1%	10.7%
Aluminum	275.7	268.3	2.8%	3.6%
Stainless steel	237.5	237.1	0.2%	12.5%
Alloy	164.8	135.3	21.8%	1.6%

	Sales ($'s in millions; percentage change)
	2017 Sales	2016 Sales	Year-Over-Year Change
Carbon steel	$3,936.8	$3,483.4	13.0%
Aluminum	$1,446.2	$1,359.1	6.4%
Stainless steel	$1,038.6	$921.4	12.7%
Alloy	$440.4	$356.2	23.6%

End Market Commentary
Customer demand levels remained healthy overall and exceeded the Company’s expectations, throughout the third quarter of 2017. Due to normal seasonal patterns and one less shipping day, however, Reliance’s shipments declined slightly compared to the second quarter of 2017. Reliance continues to benefit from its strategy of serving diverse end markets and providing superior quality products and processing services, generally in small quantities on a just-in-time basis.

  Automotive demand remains strong. Reliance services the automotive market mainly through its toll processing operations in the U.S. and Mexico. Through investments in new facilities and processing equipment, Reliance continues to increase its toll processing capacity, enabling the Company to support incremental demand from the increased usage of aluminum in the automotive industry.
  Aerospace demand remains strong. Reliance maintains its positive outlook in this space and expects to continue growing its market share given increased exposure to the defense market as well as continued international expansion and capital investments in new facilities and processing equipment.
  Heavy industry demand remains relatively steady, though still at low levels. Reliance is beginning to see a slight improvement in activity in the industrial equipment markets, primarily related to construction equipment.
  Non-residential construction demand, including infrastructure, continues to experience steady growth. Reliance remains optimistic that the Administration’s stated focus on infrastructure spending will eventually improve demand for metal in addition to any potential incremental upside from rebuilding activity resulting from the recent hurricanes. Reliance has made investments in equipment and facilities, and is well positioned to absorb increased volume into its existing facilities and cost structure as this important end market continues to improve.
  Energy (oil and gas) demand continues to improve for the products Reliance sells into this end market. Rig counts and drilling activity have improved and Reliance continues to see improved quoting and overall activity in the market.

Balance Sheet & Liquidity
Reliance ended the quarter with total debt outstanding of $1.99 billion, for a net debt-to-total capital ratio of 29.0%. The Company had $827.0 million available for borrowings on its $1.5 billion revolving credit facility at September 30, 2017.

“We remain pleased with our overall financial position with a higher average selling price and strong gross profit margin supporting increased earnings which contributed positively to our cash flow from operations of $183.1 million in the third quarter of 2017,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. “Our enhanced profitability allows us to support higher activity levels while maintaining our strong balance sheet and liquidity position. Subsequent to quarter end, we were also pleased to complete our acquisition of Ferguson Perforating Company, a manufacturer of highly engineered and complex perforated metal parts for a diverse range of end markets. We expect to continue investing in growth activities while simultaneously returning value to our stockholders through quarterly dividends and opportunistic share repurchases.”

Acquisition of Ferguson Perforating Company
As previously announced, effective October 2, 2017, Reliance acquired all of the common stock of Ferguson Perforating Company (“Ferguson”), through Diamond Manufacturing Company, a wholly-owned subsidiary of Reliance. Founded in 1927 and headquartered in Providence, Rhode Island, Ferguson manufactures perforated metal parts for numerous applications in domestic and international markets. Ferguson specializes in producing highly engineered and complex perforated metal parts for diverse end markets ranging from aerospace and automotive to industrial machinery, consumer electronics manufacturers and sugar producers. Ferguson fits within Reliance’s growth strategy of acquiring companies with high value-added processing capabilities and furthers its product diversification in a niche market. Ferguson’s net sales were approximately $31 million for the year ended December 31, 2016.

Stockholder Return Activity
On October 24, 2017, the Board of Directors declared a quarterly cash dividend of $0.45 per share of common stock payable on December 8, 2017 to stockholders of record as of November 17, 2017. Reliance has paid regular quarterly dividends for 58 consecutive years and has increased the dividend 24 times since its 1994 IPO.

The Company did not repurchase any shares of its common stock in the third quarter of 2017. At September 30, 2017, approximately 8.4 million shares remained available for repurchase under the Company’s share repurchase program. Reliance expects to opportunistically repurchase shares of its common stock going forward.

Business Outlook
Reliance management remains optimistic in regard to business activity levels in the fourth quarter of 2017, subject to the typical fourth quarter decline in shipping volumes that result from fewer shipping days due to holiday-related customer closures. As a result, the Company estimates tons sold will be down 4% to 6% in the fourth quarter of 2017 compared to the third quarter of 2017. Despite the recent increases in carbon and stainless steel pricing, the Company believes its average selling price in the fourth quarter will be subject to downward pressure given lower activity levels, with the recently announced mill price increases taking hold in early 2018. The Company, therefore, expects its average selling price will be flat to down 2% compared to the third quarter of 2017. Accordingly, management currently expects earnings per diluted share to be in the range of $0.90 to $1.00 for the fourth quarter of 2017.

Conference Call Details
A conference call and simultaneous webcast to discuss the third quarter 2017 financial results and business outlook will be held today, October 26, 2017 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13671629. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, November 9, 2017 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13671629. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and twelve countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2016, Reliance’s average order size was $1,560, approximately 47% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and its end markets, its business strategies and its expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO.
SELECTED UNAUDITED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Income Statement Data:

Net sales	$2,450.1	$2,185.2	$7,344.6	$6,551.8
Gross profit[1]	685.5	654.6	2,109.2	1,976.4
Operating income[2]	158.7	94.8	520.1	400.3
Pre-tax income	142.2	70.5	463.1	331.3
Net income attributable to Reliance	97.3	49.5	312.0	242.6
Diluted earnings per share attributable to
Reliance stockholders	$1.32	$0.68	$4.24	$3.32
Non-GAAP diluted earnings per share
attributable to Reliance stockholders[3]	$1.30	$1.25	$4.22	$3.64
Weighted average shares outstanding –
diluted	73,617,479	73,280,797	73,511,427	73,034,938
Gross profit margin[1]	28.0%	30.0%	28.7%	30.2%
Operating income margin[2]	6.5%	4.3%	7.1%	6.1%
Pre-tax income margin	5.8%	3.2%	6.3%	5.1%
Net income margin – Reliance	4.0%	2.3%	4.2%	3.7%
Cash dividends per share	$0.45	$0.425	$1.35	$1.225

	September 30,	December 31,
	2017	2016*
Balance Sheet and Other Data:

Current assets	$3,169.1	$2,688.5
Working capital	2,387.9	2,032.5
Property, plant and equipment, net	1,651.1	1,662.2
Total assets	7,846.9	7,411.3
Current liabilities	781.2	656.0
Long-term debt	1,896.0	1,846.7
Total Reliance stockholders’ equity	4,414.9	4,148.8
Capital expenditures (year-to-date)	118.1	154.9
Cash provided by operations (year-to-date)	198.3	626.5
Net debt-to-total capital[4]	29.0%	30.3%
Return on Reliance stockholders' equity[5]	9.0%	7.8%
Current ratio	4.1	4.1
Book value per share[6]	$60.56	$57.07

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from our cost of sales. Therefore, our cost of sales is substantially comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2 The 2016 amounts have been retrospectively adjusted pursuant to our adoption of accounting changes related to the presentation of net periodic pension cost and net periodic postretirement benefit cost.
3 See accompanying Non-GAAP earnings and adjusted gross profit reconciliation.
4 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
5 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders’ equity.
6 Book value per share is calculated as total Reliance stockholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	September 30,	December 31,
	2017	2016*
ASSETS

Current assets:
Cash and cash equivalents	$170.2	$122.8
Accounts receivable, less allowance for doubtful accounts of
of $17.0 at September 30, 2017 and $15.3 at December 31, 2016	1,166.0	960.2
Inventories	1,772.5	1,532.6
Prepaid expenses and other current assets	60.4	72.9
Total current assets	3,169.1	2,688.5
Property, plant and equipment:
Land	232.8	228.2
Buildings	1,087.1	1,059.2
Machinery and equipment	1,712.2	1,647.3
Accumulated depreciation	(1,381.0)	(1,272.5)
Property, plant and equipment, net	1,651.1	1,662.2

Goodwill	1,834.0	1,827.4
Intangible assets, net	1,116.8	1,151.3
Cash surrender value of life insurance policies, net	36.8	46.9
Other assets	39.1	35.0
Total assets	$7,846.9	$7,411.3

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$407.2	$302.2
Accrued expenses	103.5	83.7
Accrued compensation and retirement costs	128.5	140.8
Accrued insurance costs	42.6	40.6
Current maturities of long-term debt and short-term borrowings	79.7	82.5
Income taxes payable	19.7	6.2
Total current liabilities	781.2	656.0
Long-term debt	1,896.0	1,846.7
Long-term retirement costs	86.2	89.6
Other long-term liabilities	13.0	13.0
Deferred income taxes	624.6	626.9
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 72,913,683 at September 30, 2017 and 72,682,793
at December 31, 2016	616.2	590.3
Retained earnings	3,876.6	3,663.2
Accumulated other comprehensive loss	(77.9)	(104.7)
Total Reliance stockholders’ equity	4,414.9	4,148.8
Noncontrolling interests	31.0	30.3
Total equity	4,445.9	4,179.1
Total liabilities and equity	$7,846.9	$7,411.3

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net sales	$2,450.1	$2,185.2	$7,344.6	$6,551.8

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,764.6	1,530.6	5,235.4	4,575.4
Warehouse, delivery, selling, general and
administrative	470.0	453.0	1,422.1	1,357.7
Depreciation and amortization	54.0	55.1	164.2	166.7
Impairment of long-lived assets	2.8	51.7	2.8	51.7
	2,291.4	2,090.4	6,824.5	6,151.5

Operating income	158.7	94.8	520.1	400.3

Other (income) expense:
Interest expense	19.1	22.2	54.9	65.6
Other (income) expense, net	(2.6)	2.1	2.1	3.4
Income before income taxes	142.2	70.5	463.1	331.3
Income tax provision	43.2	19.9	145.9	85.1
Net income	99.0	50.6	317.2	246.2
Less: Net income attributable to noncontrolling interests
interests	1.7	1.1	5.2	3.6
Net income attributable to Reliance	$97.3	$49.5	$312.0	$242.6

Earnings per share attributable to Reliance stockholders:
Diluted	$1.32	$0.68	$4.24	$3.32
Basic	$1.33	$0.68	$4.28	$3.36

Cash dividends per share	$0.45	$0.425	$1.35	$1.225

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	September 30,
	2017	2016
Operating activities:
Net income	$317.2	$246.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	164.2	166.7
Impairment of long-lived assets	2.8	51.7
Deferred income tax (benefit) provision	(4.7)	0.5
Gain on sales of property, plant and equipment	(8.4)	(1.1)
Stock-based compensation expense	23.3	17.8
Other	4.9	5.9
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(202.6)	(112.0)
Inventories	(235.5)	(95.5)
Prepaid expenses and other assets	12.6	35.2
Accounts payable and other liabilities	124.5	72.2
Net cash provided by operating activities	198.3	387.6

Investing activities:
Purchases of property, plant and equipment	(118.1)	(110.6)
Acquisitions, net of cash acquired	(1.3)	(349.0)
Proceeds from sales of property, plant and equipment	14.0	5.7
Other	5.6	(4.1)
Net cash used in investing activities	(99.8)	(458.0)

Financing activities:
Net short-term debt borrowings (repayments)	3.6	(11.9)
Proceeds from long-term debt borrowings	674.0	1,713.0
Principal payments on long-term debt	(634.5)	(1,525.2)
Debt issuance costs	—	(6.8)
Dividends and dividend equivalents paid	(99.3)	(89.5)
Exercise of stock options	3.4	31.3
Other	(5.3)	(4.1)
Net cash (used in) provided by financing activities	(58.1)	106.8
Effect of exchange rate changes on cash	7.0	2.6
Increase in cash and cash equivalents	47.4	39.0
Cash and cash equivalents at beginning of year	122.8	104.3
Cash and cash equivalents at end of period	$170.2	$143.3

Supplemental cash flow information:
Interest paid during the period	$44.2	$47.0
Income taxes paid during the period, net	$135.2	$67.2

Non-cash investing and financing activities:
Debt assumed in connection with acquisition	$—	$6.1

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND ADJUSTED GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2017	2017	2016	2017	2017	2016

Net income attributable to Reliance	$97.3	$103.0	$49.5	$1.32	$1.40	$0.68
Impairment and restructuring charges	2.1	0.4	67.3	0.03	0.01	0.91
Income tax benefit, related to above items	(0.8)	(0.2)	(25.0)	(0.01)	(0.01)	(0.34)
Gain related to sales of non-core assets	(4.6)	(0.2)	—	(0.06)	—	—
Income tax expense related to sales of non-core assets	1.8	0.1	—	0.02	—	—
Non-GAAP net income attributable to Reliance	$95.8	$103.1	$91.8	$1.30	$1.40	$1.25

		Net Income		Diluted EPS
		Nine Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2017	2016	2017	2016

Net income attributable to Reliance		$312.0	$242.6	$4.24	$3.32
Non-recurring settlement charges (gains)		2.8	(2.2)	0.04	(0.03)
Impairment and restructuring charges		2.4	67.3	0.04	0.92
Income tax benefit, related to above items		(2.0)	(24.2)	(0.03)	(0.33)
Gain related to sales of non-core assets		(8.1)	—	(0.11)	—
Income tax expense related to sales of non-core assets		3.1	—	0.04	—
Resolution of certain tax matters		—	(17.6)	—	(0.24)
Non-GAAP net income attributable to Reliance		$310.2	$265.9	$4.22	$3.64

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Gross profit - LIFO	$685.5	$702.1	$654.6	$2,109.2	$1,976.4
Net LIFO/LCM expense (income)	6.3	10.0	(11.3)	26.3	(11.3)
Gross profit - FIFO	691.8	712.1	643.3	2,135.5	1,965.1
Restructuring charges (credits)	—	—	11.7	(0.2)	11.7
Adjusted gross profit - FIFO	$691.8	$712.1	$655.0	$2,135.3	$1,976.8

Gross profit margin - LIFO	28.0%	28.4%	30.0%	28.7%	30.2%
Net LIFO/LCM expense (income) as a % of sales	0.2%	0.4%	(0.6%)	0.4%	(0.2%)
Gross profit margin - FIFO	28.2%	28.8%	29.4%	29.1%	30.0%
Restructuring charges (credits) as a % of sales	—	—	0.6%	—	0.2%
Adjusted gross profit margin - FIFO	28.2%	28.8%	30.0%	29.1%	30.2%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP or adjusted net income, EPS, gross profit and gross profit margin over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include pension settlement, settlement gains, impairment and restructuring charges (credits) related to certain of the Company's energy-related businesses and the closure or sale of some of its locations, a debt restructuring-related charge, sales of non-core machinery and equipment, and the resolution of certain tax matters, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus net LIFO/LCM expense (or minus net LIFO/LCM income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. For further information on the Company's gross profit and gross profit margin, see footnote 1 to the accompanying Selected Unaudited Financial Data.